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                                EXHIBIT 11.1
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                  DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA

                                               Twelve months ended
                                                  March 31,
                                             ------------------
                                              1997          1996
                                            ---------   ---------
Primary:
Net earnings available for common and
  common equivalent shares                     $37,169     $22,081
                                           -----------  ----------
Weighted average common and common
  equivalent shares outstanding             39,276,678  39,255,064
                                           -----------  ----------
Primary earnings per common share                $0.95       $0.56
                                           ===========  ==========

Fully Diluted:
Net earnings available for common and
 common equivalent shares                      $37,169     $22,081
                                           -----------  ----------
Weighted average common and common
 equivalent shares outstanding assuming
 ending market price                        39,276,678  39,289,556
                                           -----------  ----------
Fully diluted earnings per common share          $0.95       $0.56
                                           ===========  ==========